FOR IMMEDIATE RELEASE

________________________________________________________________

NEIL G. BERKMAN ASSOCIATES             Company Contact:
1900 AVENUE OF THE STARS                 Daniel Greenberg
SUITE 2850                               Chairman & CEO
LOS ANGELES, CA  90067                   Electro Rent Corporation
(310) 277-5162                           (818) 786-2525
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      ELECTRO RENT CORPORATION COMPLETES THE ACQUISITION
   OF THE COMPUTER AND TEST AND MEASUREMENT EQUIPMENT RENTAL
      BUSINESSES FROM A DIVISION OF GE CAPITAL SERVICES


     VAN NUYS, CALIFORNIA, November 17, 1997 - Electro Rent Corporation (NASDAQ:ELRC) announced today that it has completed the acquisition of the computer and test and measurement equipment rental business of GE Capital Technology Management Services (TMS). The purchase price was $241 million in cash, reflecting the retention of certain receivables and finance leases by GE Capital TMS and certain other adjustments.
     "This acquisition more than doubles our size - in terms of revenue, the value of our equipment portfolio, and our employee base - and transforms Electro Rent into the largest company in our industry. In addition, we believe that the acquisition will be accretive to earnings after certain merger-related and integration costs have been accounted for. We will work diligently to complete the integration as quickly as possible," said Daniel Greenberg, chairman and chief executive officer of Electro Rent. He said that Electro Rent plans to continue the local support services currently provided by GE Capital TMS in major cities nationwide.
     "The acquisition will allow us to capitalize on Electro Rent's operating leverage by significantly expanding our transaction volume and sales and marketing presence in every market we serve, and by dramatically expanding our resources - people as well as equipment - so that we can move ever closer to the goal of total customer satisfaction. This acquisition creates many new challenges and opportunities for continued growth. We believe it is the right transaction at the right time for Electro Rent," Greenberg added.
     Electro Rent Corporation, with 500 employees and a rental equipment portfolio valued at over $140 million, provides short-term rental and leasing of personal computers, workstations and general purpose electronic test equipment. For the fiscal year ended May 31, 1997, Electro Rent reported net income of $24.1 million, or $1.94 per share, on revenue of $150.5 million.


In conjunction with the provisions of the new "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors which could affect Electro Rent Corporation are included in the company's Form 10Q and Form 10K filed with the Securities and Exchange Commission.